SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                              Commission (as permitted by Rule
                                              14a-6(e)(2))

     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting  Material  Pursuant to Rule  14a-11(c) or Rule 14a-12

                          OUTSOURCE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
         (5) Total fee paid:


--------------------------------------------------------------------------------
         [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3) Filing Party:

--------------------------------------------------------------------------------
         (4) Date Filed:

                          OUTSOURCE INTERNATIONAL, INC.
                         1144 East Newport Center Drive
                         Deerfield Beach, Florida 33442

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 8, 1998

                            ------------------------


         The Annual Meeting of Shareholders (the "Annual Meeting") of OutSource International, Inc., a Florida corporation (the "Company"), will be held on Friday, May 8, 1998, at 10:00 a.m., local time, at The Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida, for the following purposes:

                  1. To elect two directors to serve for a term of three years or until their respective successors are duly elected and qualified;

                  2. To consider and vote upon an amendment to the Company's Stock Option Plan to adopt a formula plan whereby, upon election to the Board of Directors, eligible non-employee directors will receive options to purchase 9,818 shares of Common Stock;

                  3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1998; and

                  4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A list of the shareholders entitled to vote at the Annual Meeting may be examined by any shareholder at the Company's corporate offices at 1144 East Newport Center Drive, Deerfield Beach, Florida 33442.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

         The Board of Directors requests that you complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                                            By order of the Board of Directors,


                                            /S/ ROBERT A. LEFCORT
                                            ------------------------------------
                                            ROBERT A. LEFCORT
                                            EXECUTIVE VICE PRESIDENT & SECRETARY

Deerfield Beach, Florida
April 13, 1998

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                          OUTSOURCE INTERNATIONAL, INC.
                         1144 EAST NEWPORT CENTER DRIVE
                         DEERFIELD BEACH, FLORIDA 33442

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OutSource International, Inc., a Florida corporation, ("OutSource" or the "Company"), for use at the Company's 1998 Annual Meeting of Shareholders (together with any and all adjournments and postponements thereof, the "Annual Meeting") to be held Friday, May 8, 1998, at 10:00 a.m., local time, at The Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, together with the foregoing Notice and the enclosed proxy card, are being sent to shareholders on or about April 13, 1998.

         The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,506,597 shares of common stock of the Company, par value $.001 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Shares can be voted at the Annual Meeting only if the shareholder is present in person or is represented by proxy.

         If the enclosed proxy card is properly executed and received by the Company prior to the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the Annual Meeting.

         The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining the presence of a quorum. A plurality of the votes cast by holders of the Common Stock will be required for the election of directors. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving a plurality of votes. The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy will be required to approve the other proposals to be considered at the Meeting. Abstentions as to these proposals will have the same effect as votes AGAINST such proposals, and broker non-votes as to these proposals will not be included in calculating the number of votes necessary for approval of such proposals.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of March 16, 1998, information regarding the beneficial ownership of the Company's Common Stock by: (i) each director of the Company; (ii) each of the Company's executive officers named in the summary compensation table; (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; and (iv) all directors and executive officers as a group. This table does not include warrants to purchase 392,896 shares, currently held in escrow, but immediately exercisable upon release from escrow ( see "Certain Transactions - Senior Notes and Warrants")

                                                                                        PERCENT BENEFICIALLY
NAME/ADDRESS(1)                                      TOTAL SHARES BENEFICIALLY OWNED             OWNED
-------------                                        -------------------------------      --------------------
Paul M. Burrell                                                 4,534,649(2)                     53.0

Richard J. Williams                                             3,993,800(3)                     46.9

Alan E. Schubert                                                1,768,503(4)                     20.6

Lawrence H. Schubert                                              943,015(5)                     11.0

Nadya I. Schubert                                                 943,015(6)                     11.0

T. Rowe Price Associates, Inc.(7)                                 750,000(8)                      8.8

Louis A. Morelli                                                  616,675(9)                      7.2

Susan Burrell                                                     503,612(10)                     5.9

Robert A. Lefcort                                                 182,753(11)                     2.1

Robert E. Tomlinson                                                19,988(12)                      *

James E. Money                                                     21,578(13)                      *

Samuel H. Schwartz                                                  9,818(14)                      *

David S. Hershberg                                                  9,818(15)                      *

Brian M. Nugent                                                     7,052(16)                      *

All directors and executive officers as a group (10 persons)    4,803,595(17)                    55.5

---------------
*    Less than 1%

 (1) Except as follows, the business address for all directors and officers listed above is 1144 E. Newport Center Drive, Deerfield Beach, Florida 33442. The address of Mr. Williams is Triumph Capital Group, Inc., 60 State Street, 21st Floor, Boston, Massachusetts 02109. The address of Mr. Schwartz is Bachow & Associates, Inc., 3 Bala Plaza East, Bala Cynwyd, Pennsylvania 19004. The address of Mr. Hershberg is IBM Corporation, New Orchard Road, Mail Drop 301, Armonk, New York 10504.

 (2) Mr. Burrell shares voting and investment power with respect to 503,612 shares held of record by Mr. Burrell and his wife as tenants by the entirety. Mr. Burrell shares voting and investment power with respect to 3,983,982 shares held of record by Messrs. Burrell and Williams as Trustees under a voting trust agreement dated as of February 21, 1997 (the "Voting Trust") (See "Proposal No.1 - Election of Directors"). Includes currently exercisable options to purchase 26,126 shares and warrants to purchase 20,929 shares. The table above does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust.

 (3) Mr. Williams shares voting and investment power over 3,983,982 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust (See "Proposal No.1 - Election of Directors"). Includes currently exercisable options to purchase 9,818 shares.

 (4) Mr. Alan Schubert shares investment power, but has no voting power, over the following: (a) 1,198,358 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Alan E. Schubert and immediately exercisable warrants to purchase 47,140 shares held by Alan E. Schubert; (b) 312,710 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Alan E. Schubert and Matthew B. Schubert as Trustees of the Jason Schubert OutSource Trust and immediately exercisable warrants to purchase 10,293 shares held by the Jason Schubert OutSource Trust; and (c) 191,554 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Alan E. Schubert and Jason Schubert as Trustees of the Matthew Schubert OutSource Trust and immediately exercisable warrants to purchase 8,448 shares held by the Matthew Schubert OutSource Trust.

 (5) Mr. Lawrence Schubert shares investment power, but has no voting power, over the following: (a) 392,363 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Lawrence H. Schubert Revocable Trust; (b) 359,863 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Nadya I. Schubert, Mr. Schubert's wife, as Trustee of the Nadya
     I. Schubert Revocable Trust; (c) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 997; (d) 57,852 shares held of record by Nadya I. Schubert as co-trustee of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Rachel Schubert Trust; (f) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Adam Pugh Trust; and (g) the presently exercisable warrants to purchase 16,769, 16,769 and 1,899 shares held by the Lawrence H. Schubert Revocable Trust, the Nadya I. Schubert Revocable Trust and the Robert A. Lefcort Irrevocable Trust, respectively.

 (6) Mrs. Nadya Schubert shares investment power, but has no voting power, over the following: (a) 359,863 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust; (b) 392,363 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert, Mrs. Schubert's husband, as Trustee of the Lawrence H. Schubert Revocable; (c) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 997; (d) 57,852 shares held of record by Nadya I. Schubert and Robert A.

     Lefcort as co-trustees of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Rachel Schubert Trust; (f) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Adam Pugh Trust; and (g) the presently exercisable warrants to purchase 16,769, 16,769 and 1,899 shares held by the Nadya I. Schubert Revocable Trust, the Lawrence H. Schubert Revocable Trust and the Robert A. Lefcort Irrevocable Trust, respectively.

 (7) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 212002.

 (8) T. Rowe Price Associates, Inc., holds sole investment power over 750,000 shares and sole voting power over 250,000 of those shares. A related entity, T. Rowe Price New Horizons Fund, Inc., holds sole voting power over the remaining 500,000 shares, but has no investment power over those shares.

 (9) Mr. Morelli shares investment power, but has no voting power, over the following: (a) 476,832 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Louis A. Morelli and immediately exercisable warrants to purchase 23,389 shares held by Mr. Morelli; (b) 56,230 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Louis A. Morelli as Trustee of the Louis J. Morelli S-Stock Trust and immediately exercisable warrants to purchase 1,845 shares held by the Louis J. Morelli S-Stock Trust; and (c) 56,516 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Louis A. Morelli as Trustee of the Margaret Ann Janisch S-Stock Trust and immediately exercisable warrants to purchase 1,863 shares held by the Margaret Ann Janisch S-Stock Trust.

(10) Does not include 109,237 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust or 3,983,982 shares held of record by Paul M. Burrell as Trustee under the Voting Trust.

(11) Mr. Lefcort shares voting and investment power over 57,852 shares and immediately exercisable warrants to purchase 1,899 shares held of record by Mr. Lefcort as Co-Trustee of the Robert A. Lefcort Irrevocable Trust. Also includes currently exercisable options to purchase 3,480 shares and warrants to purchase 3,817 shares.

(12) Represents currently exercisable options to purchase 19,988 shares.

(13) Represents currently exercisable options to purchase 21,578 shares.

(14) Represents currently exercisable options to purchase 9,818 shares.

(15) Represents currently exercisable options to purchase 9,818 shares.

(16) Includes currently exercisable options to purchase 5,952 shares.

(17) Includes currently exercisable options to purchase 114,699 shares and warrants to purchase 26,645 shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the Company's directors and executive officers:

NAME                      AGE      POSITIONS WITH COMPANY
---------------------------------------------------------
Paul M. Burrell           38    President, Chief Executive Officer and
                                Chairman of the Board of Directors

Robert A. Lefcort         52    Executive Vice President, Secretary and Director

Robert E. Tomlinson       41    Chief Financial Officer, Treasurer and Director

James E. Money            56    President, Tandem Division

Benjamin J. Cueto         61    President, Synadyne Division

Robert J. Mitchell        59    President, Office Ours Division

Brian M. Nugent           38    Vice President and General Counsel

Richard J. Williams       36    Director

Samuel H. Schwartz        34    Director

David S. Hershberg        56    Director

         PAUL M. BURRELL has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation on April 19, 1996. Since June 1988, Mr. Burrell has served in various officer capacities with subsidiaries of the Company, including as Chief Financial Officer and President. Prior to joining the Company, Mr. Burrell was a Certified Public Accountant with the accounting firm of Deloitte Haskins & Sells, from 1983 until 1988. Mr. Burrell is a member of several associations including the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the National Association of Temporary and Staffing Services and the National Association of Professional Employer Organizations. Mr. Burrell is a Certified Professional Employer Specialist ("CPES").

         ROBERT A. LEFCORT has been Executive Vice president and a Director of the Company since its formation on April 19, 1996. Since August 1990, Mr. Lefcort has served in various officer capacities with the Subsidiaries, including as Chief Operating officer and Director of Franchise Development. Mr. Lefcort was the President of the Miami International Merchandise Mart, the largest regional wholesale trade mart in the United States, from October 1974 to September 1984.

         ROBERT E. TOMLINSON's biography is included under the heading "Proposal No. 1: Election of Directors."

         JAMES E. MONEY has been President of the Tandem Division since March 1995. From June 1993 to May 1994, Mr. Money served as President and Chief Operating Officer of J.D. Byrider Systems an automotive sales and financing franchise company. From September 1988 to June 1993, Mr. Money was President and Chief Operating Officer of Snelling and Snelling, Inc., a temporary placement company and served on its board of directors from March 1986 to June 1993.

         BENJAMIN J. CUETO has been President of the Synadyne Division since September 1997. From April 1994 to September 1997, Mr. Cueto was the Sales Director, Latin America, for the Marriott Corporation Vacation Club International. From April 1993 to May 1994, Mr. Cueto was responsible for Latin American sales for Disney Vacation Development, Inc. From January 1992 to April 1993, Mr. Cueto was the Chief Operating Officer of the Texas Back Institute.

         ROBERT J. MITCHELL has been President of the Office Ours Division since January 1996. From March 1995 to January 1996, Mr. Mitchell served as Senior Vice President and General Manager of the Office Ours Division. From April 1993 to January 1995, Mr. Mitchell served as Vice President, Marketing for Homeowners Marketing Services. From September 1988 to September 1992, Mr. Mitchell was President of REDI Real Estate Information Services, a publisher of real property data.

         BRIAN M. NUGENT has been Vice President and General Counsel of the Company since April 1997. From 1989 to 1997, Mr. Nugent was with the law firm of Katz, Kutter, Haigler, et al, where he represented numerous staffing companies and PEOs and served as the Company's outside general counsel.

         SAMUEL H. SCHWARTZ has been a Director of the Company since February 1997. Since January 1995, Mr. Schwartz has been Vice President and Partner at Bachow & Associates, Inc., an investment company, in Bala Cynwyd, Pennsylvania. Mr. Schwartz also serves on the board of directors of CARE Systems, Inc., a provider of workers' compensation managed care claims administration. From August 1990 to January 1995, Mr. Schwartz was employed as a Manager of The Boston Consulting Group.

         RICHARD J. WILLIAMS has been a Director of the Company since February 1997. Since March 1990, Mr. Williams has been a Managing Director of Triumph Capital Group, Inc., a private equity investment firm based in Boston, Massachusetts. Mr. Williams also serves on the board of directors of Clarity Telecom, Inc., Hatten Communications, Inc., International Computer Graphics, Inc., Longview Group, Inc. and United Natural Foods, Inc.

         DAVID S. HERSHBERG's biography is included under the heading "Proposal No. 1 - Election of Directors."

         The Board of Directors consists of six members. Messrs. Tomlinson and Hershberg are Class I directors, Messrs. Schwartz and Williams are Class II directors, and Messrs. Burrell and Lefcort are Class III directors. The terms of the Class I directors expire in 1998, the terms of the Class II directors expire in 1999, and the terms of the Class III directors expire in 2000.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors has an Executive Committee, a Compensation and Stock Option Committee, an Audit Committee, and a Nominating Committee.

         The Executive Committee consists of Messrs. Burrell, Tomlinson and Lefcort. The Board may delegate to the Executive Committee the power and authority to act on behalf of the Board and to exercise all of the authority of the Board, except as limited by the Florida Business Corporation Act. The Executive Committee met 12 times during 1997.

         The Compensation and Stock Option Committee consists of Messrs. Williams, Schwartz and Burrell. The Compensation and Stock Option Committee will administer the Stock Option Plan including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the plan. The Compensation and Stock Option Committee will administer the Company's other compensation programs and performs such other duties as may from time to time be determined by the Board. In 1997, the Board of Directors served as the Stock Option Committee.

         The Audit Committee consists of Messrs. Schwartz, Hershberg and Tomlinson. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including the selection and retention of the Company's independent accountants. The Audit Committee met one time during 1997.

         The Nominating Committee consists of Messrs. Williams, Hershberg and Burrell. The Nominating Committee recommends nominees to fill vacancies on the Board, newly created directorships and expired terms of directors. The Nominating Committee did not meet in 1997.

         During 1997, the Board of Directors held 8 meetings and acted 13 times by unanimous written consent. Each incumbent director attended all of the meetings of the Board of Directors and meetings of the respective committees of which he is a member.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company, to file, within specified monthly and annual due dates, reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report may have failed to do so in a timely manner. To the Company's knowledge, all such filing requirements of the Company's directors, officers and each beneficial owner of more than 10% of the Common Stock were satisfied in full for 1997, except as described below.

         On November 18, 1997, each of Rhonda Gallapsy, Michael McGowan, David
H. Hinze and Brian Nugent filed a Form 3 that was due on October 23, 1997, and each of Rhonda Gallaspy, Michael McGowan and Brian Nugent filed a Form 4 that was due on November 10, 1997.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

         Each non-employee director of the Company receives a $1,000 quarterly retainer and a $1,500 fee for attendance at each meeting of the Board of Directors. In addition, directors receive $500 for attendance at committee meetings of the Board of Directors. Directors are also reimbursed for travel expenses.

         Each of Messrs. Williams, Schwartz and Hershberg received options to purchase 9,818 shares of Common Stock at an exercise price of $15.00 per share in connection with their election to the Board of Directors in October 1997. The Board is proposing the adoption of an amendment to the Company's Stock Option Plan to provide a formula grant for each of its non-employee directors. The details of the proposed amendment are more particularly set forth under the heading "Proposal No. 2: Amendment to Stock Option Plan" on page 16.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended December 31, 1997, 1996 and 1995, to the Company's Chief Executive Officer and to the other executive officers of the Company whose annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                                                        ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                                                        ----------------------           ----------------------

                                                                                               SECURITIES
                                                                                               UNDERLYING
      NAME AND PRINCIPAL POSITION    FISCAL YEAR    SALARY ($)        BONUS ($)              OPTIONS/SARS(#)
      ---------------------------    -----------    ----------        ---------              ---------------
      Paul M. Burrell                    1997         259,038             --                      8,746
        President and Chief              1996         368,208             --                     35,456
        Executive Officer                1995         428,819             --                       --

      Robert A. Lefcort                  1997         139,377             --                       --
        Executive Vice President         1996         128,077            9,574                     --
                                         1995         120,000           20,000                     --

      Robert E. Tomlinson                1997         139,327             --                      3,135
        Chief Financial Officer          1996         122,308           24,000                   31,908
                                         1995          90,000           20,700                     --

      James E. Money                     1997         191,635             --                      8,260
        President, Tandem Division       1996         160,208           45,231                   28,364
                                         1995          99,079           22,000                     --

      Brian M. Nugent(2)                 1997         105,915             --                     16,250
          Vice President and             1996           --                --                       --
          General Counsel                1995           --                --                       --

(1) Excludes any perquisites and other personal benefits received, the total value of which did not exceed 10% of the total annual salary and bonus for such Named Executive Officer.

(2) Mr. Nugent joined the Company in March 1997.

OPTION GRANTS IN 1997

         The following table shows all grants during 1997 of stock options to the Named Executive Officers.


                                                    INDIVIDUAL GRANTS
                                 ---------------------------------------------------------

                NAME               NUMBER    PERCENT OF  EXERCISE    MARKET    EXPIRATION   POTENTIAL REALIZABLE
                                     OF        TOTAL       PRICE    PRICE ON      DATE         VALUE AT ASSUMED
                                   SHARES     OPTIONS      ($/SH)    DATE OF                 ANNUAL RATES OF STOCK
                                   UNDERLY-  GRANTED TO               GRANT                 PRICE APPRECIATION FOR
                                     ING       EMPLOY-                                          OPTION TERM(1)
                                   OPTION      EES IN
                                               FISCAL
                                                YEAR                                         5%($)       10%($)
      -------------------------------------------------------------------------------------------------------------
      Paul M. Burrell              8,746       2.80%       $11.42     $11.42     3/12/07    62,814       159,182

      Robert A. Lefcort               --         --            --         --          --        --            --

      Robert E. Tomlinson          2,216       0.71%       $11.42     $11.42     3/12/07    15,915        40,332

                                     919       0.29%       $15.00     $15.00     9/02/07     8,669        21,970

      Brian M. Nugent             16,250       5.26%       $11.42     $11.42     3/12/07   116,707       295,759

      James E. Money               7,387       2.36%       $11.42     $11.42     3/12/07    53,053       134,447

                                     873       0.28%       $15.00     $15.00     9/02/07     8,235        20,870

         --------------------

(1) The potential realizable values are based upon assumed 5% and 10% annualized stock price growth rates and are not intended to forecast future price appreciation of the Company's Common Stock. Actual gains, if any, on stock option exercises will depend on the amount, if any, by which the fair market value exceeds the option exercise price on the date the option is exercised. There is no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES AND PERIOD-END VALUES

         The following table provides information with respect to the number of unexercised options held by the Named Executive Officers at December 31, 1997 and the value of the unexercised "in the money" options held by each of the Named Executive Officers as of that date. None of the Named Executive Officers exercised any options to purchase Common Stock during the fiscal year ended December 31, 1997.

                                                       NUMBER OF
                                             SHARES UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-MONEY
                                             OPTIONS AT FISCAL YEAR-END(#)    OPTIONS AT FISCAL YEAR-END($)(1)

                                                    EXERCISABLE(E)/)                   EXERCISABLE/
                    NAME                            UNEXERCISABLE (U)                  UNERXERCISABLE
      ---------------------------------------------------------------------------------------------------------
      Paul M. Burrell                                   8,864(E)                        $15,468(E)
                                                       35,338(U)                        $52,569(U)

      Robert A. Lefcort                                    --(E)                             --(E)
                                                           --(U)                             --(U)

      Robert E. Tomlinson                               7,977(E)                        $13,920(E)
                                                       27,066(U)                        $43,321(U)

      Brian M. Nugent                                       0(E)                              0(E)
                                                       16,250(U)                        $11,456(U)

      James E. Money                                    7,091(E)                        $12,374(E)
                                                       29,533(U)                        $42,328(U)

         -----------

(1) Based on the closing sale price of the Common Stock of $12.125 on December 31, 1997.



COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1997, Messrs. Burrell, Lefcort and Tomlinson participated in deliberations of the Board of Directors concerning executive officer compensation. For a description of certain transactions between the Company and its executive officers, directors and principal shareholders, see "Certain Transactions" below.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

REPORT ON EXECUTIVE COMPENSATION


         During 1997, the Board of Directors took responsibility for setting and approving the salaries, bonuses and other compensation for the Company's executive officers, establishing compensation programs, and determining the amounts and conditions of all grants of awards under the Stock Option Plan. Mr. Hershberg did not become a director of the Company until October 1997, and consequently, did not participate in executive compensation decisions of the Board of Directors in 1997.

         COMPENSATION OBJECTIVES. The Board of Directors believes that the objectives of executive compensation are to attract, motivate and retain the highest quality executives, to align the interests of these executives with those of the Company's shareholders and to motivate the Company's executives to increase shareholder value by improving corporate performance and profitability. To meet these objectives, the Board of Directors seeks to provide competitive salary levels and compensation incentives that attract and retain qualified executives, to recognize individual performances and achievements as well as performance of the Company relative to its peers, and to encourage ownership of the Company stock.

         EXECUTIVE SALARIES. Base salaries for executive officers are determined initially by the Board of Directors by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among public companies of the size of, or in businesses similar to, the Company. Salary adjustments are determined and normally made at twelve-month intervals.

         ANNUAL BONUSES. The Company has historically paid bonuses to executives whom the Board of Directors determines have contributed materially to the Company's success during the most recently completed fiscal year. The bonuses are intended to enable the Company's executives to participate in the Company's success as well as to provide incentives for future performance. Bonus compensation has typically been determined as a percentage of the executive's salary based upon the pre-tax net income of the Company.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation of Paul Burrell, who serves as President and Chief Executive Officer of the Company, is fixed pursuant to an Employment Agreement (see "Executive Employment Agreements"). In connection with the issuance of Senior Notes (as defined below) and warrants to Triumph Connecticut Limited Partnership ("Triumph") and Bachow Investment Partners III, L.P. ("Bachow"), Mr. Burrell's employment agreement was negotiated with representatives of Triumph and Bachow. See "Certain Transactions -- Senior Notes and Warrants." Effective February 21, 1997, Mr. Burrell's annual salary was adjusted to $250,000 plus bonus and benefits. His total 1997 compensation was approved by the Board of Directors by applying the principles outlined above in the same manner as they were applied to the other executives of the Company. In addition, the Board of Directors reviewed the compensation paid to chief executive officers of comparable companies and considered those compensation levels in determining Mr. Burrell's compensation.

         STOCK OPTIONS. The Board of Directors may grant to certain employees of the Company long-term incentives consisting of non-qualified stock options and incentive stock options. During 1997, the Board of Directors approved grants of incentive stock options to the following executive officers of the Company:
Messrs. Burrell, Tomlinson, Money, Cueto and Mitchell. See "Compensation--Option Grants in 1997".

                                              BY THE BOARD OF DIRECTORS,
                                                     Paul M. Burrell
                                                     Robert A. Lefcort
                                                     Robert E. Tomlinson
                                                     Richard J. Williams
                                                     Samuel H. Schwartz

EXECUTIVE EMPLOYMENT AGREEMENTS

         The Company entered into an employment agreement with Mr. Burrell on February 21, 1997 and with each of the other Named Executives Officers as of March 3, 1997. These employment agreements were approved by the Board of Directors. Mr. Burrell's employment agreement was negotiated with representatives of Triumph and Bachow. Except as described below, these agreements generally contain the same terms and provide for a base salary, which is reviewed annually and may be increased by the Board of Directors or any committee designated by the Board of Directors to review such salary.

         Mr. Burrell's employment agreement is for successive one year periods. The other employment agreements may be terminated by either party at any time and continue in effect until terminated by either party in accordance with the terms thereof. In the event Mr. Burrell or another executive officer resigns without "good reason" or is terminated for "cause," compensation under such employment agreement will end. In the event that the Company terminates Mr. Burrell or another executive officer without cause or such officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a multiple of the officer's annual base salary and bonus. In addition, all options and stock appreciation rights become immediately exercisable upon termination of employment and certain other unpaid awards made previously under any of the Company's compensation plans or programs immediately vest on the date of such termination.

         Severance provisions also apply if an executive officer is terminated within two years (three years in the case of Mr. Burrell) after the occurrence of a "change of control." A change of control includes: (i) the acquisition by an individual, group or entity of 15% or more of the then outstanding shares of capital stock or voting securities of the Company; (ii) incumbent members of the Board of Directors and individuals whose election to the Board of Directors was approved by a vote of the incumbent directors cease to constitute a majority of the Board; (iii) a reorganization, merger or consolidation in which all holders of then outstanding shares of capital stock and voting securities immediately prior to such event do not, following such event, own 60% of the outstanding shares of capital stock or voting securities; (iv) a complete liquidation or dissolution of the Company; or (v) a sale of substantially all of the assets of the Company to an unaffiliated third party.

         In the event the Company terminates an executive officer for any reason within two years (three years in the case of Mr. Burrell) following the occurrence of a change in control, or during such two or three-year period an executive officer resigns for good reason, such executive officer shall be entitled to receive on the date of such termination an amount equal to, among other things, a multiple of such executive officer's base salary and target bonus under the Company's bonus program as well as any other benefits to which any such employee would be entitled where termination was without cause or with good reason. In addition, the employment agreements contain confidentiality, noncompetition and nonsolicitation covenants during the period ending one year immediately following termination of a Named Executive Officer.

                              CERTAIN TRANSACTIONS

SENIOR NOTES AND WARRANTS

         On February 21, 1997, the Company issued senior subordinated promissory notes (the "Senior Notes") in the principal amounts of $14,000,000 and $11,000,000 to Triumph and Bachow (collectively, the "Senior Note Holders"), respectively. The Senior Notes were repaid on October 29, 1997. Mr. Williams, a director of the Company, serves as a Managing Director of Triumph and Mr. Schwartz, a director of the Company, serves as a Vice President of Bachow.

         In connection with the issuance of the Senior Notes, on February 21, 1997, the Company issued 786,517 warrants to the Senior Note Holders and placed 573,787 warrants in escrow, pending release to either the shareholders of the Company on such date (the "Existing Shareholders") or the Senior Note Holders, based upon the achievement by the Company of certain specified performance criteria. Following successful consummation of certain acquisitions by the Company, 180,891 warrants were released from escrow and distributed to the Existing Shareholders in April 1997. The warrants are exercisable, subject to release from escrow, at an exercise price of $.015 per share and expire on February 20, 2002.

         Triumph and Bachow received closing fees of $210,000 and $165,000, respectively, plus a reimbursement of $235,356 to them for their combined expenses, in connection with the issuance of the Senior Notes and the warrants.

REORGANIZATION

         On February 21, 1997, the Company consummated a reorganization among nine operating companies (the "Subsidiaries") and the shareholders of such companies (the "Subsidiaries' Shareholders") which resulted in the Company becoming the parent company of the Subsidiaries (the "Reorganization"). In connection with the Reorganization, the Company, in exchange for all of the common shares of the subsidiaries, issued 5,448,788 shares of the Company's Common Stock and paid approximately $5.3 million to the Subsidiaries' Shareholders. In addition, the Company issued promissory notes in the aggregate principal amount of $1.7 million to the following shareholders of the Company:
(i) Mr. Lawrence H. Schubert, in the principal amount of $407,000; (ii) Mrs. Nadya I. Schubert, in the principal amount of $408,000; (iii) Mr. Alan E. Schubert, in the principal amount of $605,000; and (iv) Mr. Burrell, in the principal amount of $325,000. This indebtedness bore interest at an annual rate of 10%, and was paid in full from the proceeds of the Company's initial public offering in October 1997.

         As part of the Reorganization, the Subsidiaries' Shareholders contributed approximately $4.3 million in outstanding promissory notes issued on December 31, 1996 to the capitalization of the Company. In addition, certain of the Subsidiaries declared a dividend to the Subsidiaries' Shareholders of previously taxed, but undistributed S corporation earnings, in the aggregate amount of approximately $9.1 million, subject to adjustment based upon the final determination of taxable income (the "S Corporation Distribution"). Substantially all of the S Corporation Distribution was paid in cash immediately following the Reorganization. The Subsidiaries' Shareholders used a portion of the S Corporation Distribution to repay approximately $4.3 million in outstanding debt owed to the Company for promissory notes issued on December 31, 1996. Included in such indebtedness were promissory notes issued by the following officers and directors of the Company: (i) Mr. Burrell, in the principal amount of approximately $417,000 and (ii) Mr. Lefcort, in the principal amount of approximately $130,000. This indebtedness bore interest at the annual rate of 10% and was paid at the time of the Reorganization.

         At the time of the Reorganization, the Company also decided to purchase certain real property used in its operations from certain related parties who had previously leased such property to the Company. On June 13, 1997, a Subsidiary of the Company purchased certain commercial property in Chicago, Illinois, from Mr. Burrell, which had previously been leased by the Company. Mr. Burrell held title to such property as an accommodation to SMSB Associates Limited Partnership, a Florida limited partnership ("SMSB"). The limited partners of SMSB are Mr. Louis A. Morelli, Mr. Alan E. Schubert and Mr. Lawrence
H. Schubert, the founding shareholders of the Company (the "Founding Shareholders") and Mr. Burrell. Mr. Tomlinson is the chief financial officer of SMSB. Mr. Burrell and the Founding Shareholders are also the shareholders of SMSB Incorporated, SMSB's corporate general partner. The purchase price of $430,000 was negotiated between the Company and Mr. Burrell and was less than the $460,000 independent appraisal which the Company obtained from Norbert L. Gold, Real Estate Appraiser ("Gold").

         On July 31, 1997, a Subsidiary purchased certain commercial property in Waukegan, Illinois, from an unrelated third party, which had previously been leased by the Company from SMSB. SMSB had an interest in the property by virtue of an installment agreement for warranty deed between SMSB and the unrelated third party, which interest was assigned to the Company as part of the July 1997 transaction. The purchase price of $310,000 ($102,968 of which was paid to SMSB) was negotiated between the Company and SMSB. Although the property was appraised at $240,000 by Gold, the Company believes that the purchase price more accurately reflects the fair value of the property to the Company.

         During 1997, the Company paid SMSB $73,450 in rent related to the buildings purchased by it, $17,034 in rent for storage space in a warehouse owned by SMSB and $284,170 related to the Company's former national office and support center. Although the Company vacated its former national office and support center in 1996, it continued to pay rent to SMSB through September 30, 1997 as final settlement of its obligation under that lease.

         On August 14, 1997, a Subsidiary purchased a residential condominium in Boca Raton, Florida, from Mr. Burrell for $100,000. That condominium is used to house visiting Company employees and clients and was previously leased from Mr. Burrell. The property was independently appraised at $99,000 by Ross Realty and Appraisal.

GUARANTEES

         The Company believes that it has a contingent liability as an actual or implied guarantor, on behalf of SMSB, of mortgages having an outstanding principal balance of approximately $1.7 million at December 31, 1997. These mortgages are secured by a building and land previously leased by the Company from SMSB for use as the Company's national office and support center. SMSB has entered into a contract for the sale of this property to an unrelated third party for a price in excess of these outstanding mortgages, which SMSB will pay in full upon the closing of the sale.

WORKING CAPITAL LOANS

         Certain shareholders, relatives of such shareholders and executive officers have made subordinated working capital loans to the Company from time to time. This indebtedness bore interest at an annual rate of 21%. As of December 31, 1996, the Company was indebted with respect to such subordinated working capital loans: (i) in an aggregate principal amount of $726,192 to Mr. Burrell and certain relatives of Mr. Burrell ; (ii) in the aggregate principal amount of $200,000 to Mr. Tomlinson; (iii) in the aggregate principal amount of $325,000 to Louis A. Morelli, a shareholder of the Company, and certain of his relatives; and (iv) in an aggregate principal amount of $50,000 to Mr. Mitchell. These amounts were repaid in October 1997.

ACQUISITIONS

         As of January 1, 1997, the Company was indebted to WAD, Inc., a company owned by Mr. Burrell and Mr. Lefcort, in the amount of $731,982 under a promissory note issued in connection with the Company's acquisition of certain franchise rights owned by WAD, Inc. This note, which bore interest at 10% per annum, was satisfied by payments of $331,982 plus interest on February 24, 1997 and $400,000 plus interest on October 31, 1997.

         As of January 1, 1997, the Company was indebted to All Temps, Inc., a company whose principal shareholders are the Founding Shareholders, in the amount of $799,000 under a promissory note issued in connection with the Company's acquisition in 1995 of certain franchise rights owned by All Temps, Inc. This note, which bore interest at 10% per annum, was paid on February 24, 1997.

         As of January 1, 1997, the Company owed Payray, Inc., Tri-Temps, Inc., Employees Unlimited, Inc. (entities principally owned by Raymond S. Morelli, the son of Louis A. Morelli) and Raymond S. Morelli, $3,995,000 under a promissory note issued in connection with the Company's acquisition in 1996 of certain franchise rights owned by those parties. This note, which bore interest at 14% per annum, was satisfied on October 31, 1997. In connection with the acquisition Mr. Raymond S. Morelli received rental payments for four Chicago area flexible industrial staffing offices leased by him to the Company during 1997 of $49,200. The Company made an additional payment of $71,300 to Mr. Raymond S. Morelli in 1997 in order to terminate the leases and satisfy the Company's remaining liability.

INTEREST INCOME AND EXPENSE

         Total interest income from notes receivable due from related parties as described above was $65,694 in 1997. Total interest expense for long-term debt to related parties as described above was $546,786 in 1997.

FRANCHISE ROYALTIES AND PEO SERVICES

         Certain entities owned by shareholders of the Company have entered into franchise agreements with the Company. During 1997, the Company was paid an aggregate of $194,273 in franchise royalties from the following franchise associates pursuant to these agreements: LM Investors, Inc., an entity owned by Messrs. Matthew Schubert, the son of Lawrence H. Schubert and Louis J. Morelli, the son of Louis A. Morelli; Temp Aid, Inc., an entity owned by Matthew Schubert, and Louis J. Morelli; and All Staff Temps, Inc., an entity whose principal shareholder is Raymond S. Morelli.

         During 1997, the Company accrued revenues of $349,326 for the provision of PEO services to franchises owned by shareholders of the Company. These revenues consisted of payroll, statutory employee benefits plus an administrative fee, and resulted in gross profit to the Company of less than $10,000 in 1997.These franchises owed the Company $92,431 at December 31, 1997, primarily related to these services.

FOUNDER SALARIES

         Each of the Founding Shareholders received compensation during 1997. Mr. Alan E. Schubert received $86,000, Mr. Louis A. Morelli received $86,000, and Mr. Lawrence H. Schubert received $89,184. Following the Reorganization on February 21, 1997, the Company discontinued payment of compensation to the Founding Shareholders.

LEGAL FEES

         Mr. Louis J. Morelli received legal fees for services rendered to the Company during 1997 of approximately $148,000.

                                STOCK PERFORMANCE

         The following performance graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the NASDAQ Index and the NASDAQ Non-Financial Index. The cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on October 24, 1997. No dividends have been paid on the Company's Common Stock.





                   OUTSOURCE INTERNATIONAL, INC. PERFORMANCE

                        OUTSOURCE          NASDAQ           NASDAQ
                      INTERNATIONAL        INDEX       NON-FINANCIAL INDEX
                      -------------        -----       -------------------

10/24/97                 100.00            100.00            100.00
10/31/97                  88.97             96.58             96.45
11/28/97                  78.68             97.06             96.29
12/31/97                  81.62             95.54             93.03

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         Certain shareholders of the Company have deposited 3,983,982 shares of Common Stock in a Voting Trust, of which Messrs. Burrell and Williams are Trustees. The Voting Trust terminates in February 2007. Pursuant to its terms, the Trustees have sole and exclusive right to vote the shares of Common Stock deposited in the Voting Trust. The shares of Common Stock deposited into the Voting Trust constitute approximately 46.8% of the issued and outstanding shares of Common Stock. Accordingly, the Trustees will retain sufficient voting power to control the election of the Board of Directors for the foreseeable future.

         Effective February 21, 1997, the Existing Shareholders agreed for a period of ten years to vote in favor of a Board of Directors comprised of three persons (the "Management Directors") designated by the Chief Executive Officer of the Company (the current designees are Messrs. Burrell, Lefcort and Tomlinson), one person (the "Investor Directors") selected by each of Triumph and Bachow (the current designees are Messrs. Williams and Schwartz) and two directors selected by the Management Directors and the Investor Directors (the initial designee is Mr. Hershberg; the second designation has not been made). If the Company fails to achieve certain performance criteria, Triumph and Bachow have the right to designate up to two additional members of the Board of Directors. See "Certain Transactions -Senior Notes and Warrants."

         On October 22, 1997, the Company amended its Articles of Incorporation to classify the Board of Directors into three equal classes. The Board of Directors is currently comprised of six members, two of which are nominees for reelection for a three-year term expiring at the 2001 Annual Meeting of Shareholders. In the election, the two persons who receive the highest number of votes actually cast will be elected. Information with regard to each of the nominees is set forth below. The proxies named in the proxy card intend to vote for the election of the nominees unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.


        NAME              AGE             POSITION               DIRECTOR SINCE
        ----              ---             --------               --------------
Robert E. Tomlinson        41     Chief Financial Officer,          April 1996
                                  Treasurer and Director
David S.  Hershberg        56     Director                         October 1997

         ROBERT E. TOMLINSON has been Chief Financial Officer and a Director of the Company since its formation on April 19, 1996. Since March 1994, Mr. Tomlinson has served as Chief Financial Officer of the Subsidiaries. Prior to joining the Company, Mr. Tomlinson served in various financial capacities from August 1982 to January 1993 with Embraer Aircraft Corporation, finally as Senior Vice President of Finance and Treasurer, and served on its board of directors from 1991 through March 1996. Mr. Tomlinson is a Certified Public Accountant and a member of the Florida Institute of Certified Public Accountants and worked for the accounting firm of Price Waterhouse from September 1977 through August 1982.

         DAVID S. HERSHBERG has been a Director of the Company since October 1997. Mr. Hershberg is Vice President, Assistant General Counsel of the IBM Corporation. Prior to joining IBM in October 1995, Mr. Hershberg was Executive Vice President and director of Viatel, Inc., an international long-distance telephone company, with responsibility for legal, administrative and certain financial matters. From December 1991 to June 1993, he was an advisor to the Board of Buckeye Communications, Inc. From 1984 to 1991, he was Vice Chairman, General Counsel and director of Shearson Lehman Brothers. Prior to 1984, he was Deputy General Counsel for American Express Company. Mr. Hershberg is an advisory director of Bank Julius Baer, New York branch, a Swiss private bank.

                 PROPOSAL NO. 2: AMENDMENT TO STOCK OPTION PLAN

         The OutSource International, Inc. Stock Option Plan (the "Plan") is intended to provide incentives to, and rewards for, certain eligible employees and non-employee directors of the Company who have contributed and will continue to contribute to the success of the Company. The Plan was initially adopted in December 1995 by the Board of Directors of OutSource International, Inc., an Illinois corporation ("OI"), which was merged with and into OutSource International of America, Inc., a Florida corporation, a wholly owned subsidiary of the Company. The Board of Directors amended the Plan in February 1997, and the shareholders approved that amendment in April 1997. In January 1998, the Board of Directors, subject to the approval of the shareholders, adopted an amendment to the Plan to provide for formula grants of stock options to non-employee directors of the Company (the "Amendment"). The Board of Directors adopted the plan in February 1997 and the shareholders approved the adoption in April 1997.

SUMMARY DESCRIPTION OF THE PLAN.

         The following discussion of the principal features and effects of the Plan is qualified in its entirety by reference to the text of the Plan set forth in Appendix A attached hereto.

         GENERAL. Awards granted under the Plan consist of options to purchase a specified number of shares of the Common Stock of the Company ("Shares") at a stated price per Share ("Options"). Options granted under the Plan may be Options that qualify as "incentive stock options" ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NSOs"). Generally, the exercise price per Share of an ISO may not be less than the mean between the high and low sales prices for a Share on the Nasdaq Stock Market's National Market on the date the Option is granted. The Board of Directors may amend the Plan at any time, although the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. Upon exercise of any Option, payment for Shares as to which the Option is exercised shall be made in cash, by check, wholly or partially in the form of Shares having a fair market value equal to the exercise price, or by delivery of a notice instructing the Company to deliver the Shares being purchased to a broker subject to the broker's delivery of cash to the Company.

         ADMINISTRATION. The Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"), consisting solely of two or more non-employee directors of the Company. If the Board of Directors does not appoint a Stock Option Committee, the Board of Directors is the Committee. The Committee selects the recipients of Options, determines the terms and conditions and number of Shares subject to each Option, and makes any other determinations necessary or advisable for the administration of the Plan. Upon the approval of the Amendment by the shareholders, the Committee will have no discretion with respect to Options granted to non-employee directors pursuant to the formula grant provisions of the Plan. See "-- The Proposed Amendment."

         DISCRETIONARY GRANTS. The Committee is authorized to grant in its discretion an ISO or NSO under the Plan to any person who performs or has in the past performed services for the Company or its subsidiaries, whether as an employee, director, officer, consultant or other independent contractor ("Discretionary Options"). A Discretionary Option becomes vested and exercisable in accordance with the schedule specified by the Committee at the time of grant. The duration of a Discretionary Option is ten years from the date of grant, or such shorter period as may be determined by the Stock Option Committee at the time of grant, or as may result from the death, disability, or termination of the employment of the employee to whom the Option is granted. The recipient may generally exercise a Discretionary Option within a period of three consecutive months after the date the recipient's employment terminates. If a Discretionary Option recipient's employment is terminated for cause, any Option granted to the recipient shall expire on the date his/her employment terminates. Upon termination of a recipient's employment by reason of death or disability, an unexercised Discretionary Option shall expire within 12 months of the date of such termination.

         TRANSFERABILITY. All ISOs granted under the Plan will be nontransferable and nonassignable except by will or by the laws of descent and distribution. To the extent permitted by applicable laws, a recipient of an NSO may transfer the NSO to the recipient's spouse, child, grandchild or parent (collectively, "Family Members"), or a trust for the benefit of a Family Member of recipient, or a partnership whose partners consist solely of Family Members of the recipient.

FEDERAL INCOME TAX CONSEQUENCES.

         INCENTIVE STOCK OPTIONS. An ISO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted or exercised. If the Option recipient retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the Shares are disposed of during this period, the Option recipient realizes taxable ordinary income equal to the lesser of (i) the gain realized by the Option recipient upon such disposition or
(ii) the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Company receives a tax deduction only if the Shares are disposed of during such period. The deduction is equal to the amount of taxable income to the Option recipient. To the extent that the aggregate exercise price of the Shares subject to ISOs granted to a key employee under all plans of the Company and any parent or subsidiary of the Company, and that become exercisable for the first time during any calendar year, exceeds $100,000, such ISOs shall be treated as NSOs.

         NON-QUALIFIED STOCK OPTIONS. An NSO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted. Upon exercising such an Option, the Option recipient will realize taxable ordinary income in the amount of the difference between the Option exercise price and the then fair market value of the Shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable ordinary income realized by the Option recipient.

THE PROPOSED  AMENDMENT.

         The Amendment provides for grants of NSO's to non-employee directors in accordance with a formula ("Formula Options"). Upon his election to the Board of Directors, an eligible non-employee director will receive an NSO to purchase 9,818 Shares ("Initial Option"). The Initial Option will expire as follows:
3,273 Shares on the first anniversary of the grant date, 3,273 on the second anniversary of the grant date and 3,272 on the third anniversary of the grant date. On the first anniversary of the date of the grant of his Initial Option, an eligible non-employee director who then owns directly or indirectly 3,273 Shares at the end of this twelve-month period will receive an NSO to purchase 3,273 additional Shares. On the second anniversary of the date of the grant of his Initial Option, an eligible non-employee director who has held directly or indirectly a minimum of 3,273 Shares throughout the entire preceding twelve-month period will receive an NSO to purchase 3,273 additional Shares. On the third anniversary of the date of the Initial Option, an eligible non-employee director who has held directly or indirectly a minimum of 3,272 Shares throughout the entire preceding twelve-month period will receive an NSO to purchase an additional 3,272 Shares. The exercise price of each Formula Option will be 100% of the fair market value of the Common Stock on the date of grant of the Formula Option. All Formula Options are 100% vested on the date of grant. Except for the Initial Option, the duration of a Formula Option is three years from the date of grant, or such shorter period as may result from death, disability, or termination of the services as a director of the non-employee director to whom the Formula Option is granted.

         Approval of the Amendment require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of the Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN.


              PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS

         On March 4, 1996, the Board approved the dismissal of McGladrey & Pullen, LLP and approved the appointment of Deloitte & Touche LLP as the Company's independent auditors.

         During the year ended December 31, 1994 and subsequently through the date of dismissal (i) there was no disagreement between the Company and McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of McGladrey & Pullen, LLP would have caused McGladrey & Pullen, LLP to make reference to the subject matter of such disagreement in connection with their report and (ii) there were no "reportable events" as defined in Item 304(a)(l)(v) of Regulation S-K. The Report of McGladrey & Pullen, LLP on the Company's consolidated financial statements for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

         The Board of Directors has selected Deloitte Touche LLP to serve as the Company's principal accountants for 1998. In the event the appointment of Deloitte Touche LLP for 1998 is ratified, it is expected that Deloitte Touche LLP will also audit the books and accounts of certain of the Company's subsidiaries at the close of their current fiscal years. A representative of Deloitte Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

The proposal to ratify the appointment of Deloitte Touche LLP will be approved by the shareholders if it receives the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal. Unless otherwise instructed, the persons named on the proxy card intend to vote shares as to which a proxy is received in favor of the proposal.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE TOUCHE LLP AS INDEPENDENT AUDITORS.


                                  OTHER MATTERS

SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Shareholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 1999 Annual Meeting, shareholder proposals must be received by the Company no later than December 14, 1998 and must otherwise comply with the requirements of Rule 14a-8.

EXPENSES OF SOLICITATION

         The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.


OTHER INFORMATION

         The Company's Annual Report on Form 10-K/A for fiscal year 1997 and all subsequent Quarterly Reports on Form 10-Q filed before the date of the Annual Meeting are incorporated by reference in this Proxy Statement. The Company will provide to any shareholder, upon written request and without charge, a copy (without exhibits) of all information incorporated by reference in this proxy statement. Requests should be addressed to Investor Relations, OutSource International, Inc., 1144 E. Newport Center Drive, Deerfield Beach, Florida 33442.



Deerfield Beach, Florida
April 13, 1998

                                    EXHIBIT A



                          OUTSOURCE INTERNATIONAL, INC.
                                STOCK OPTION PLAN

               AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 2, 1997

 1. PURPOSE. The purpose of this Plan is to further the interests of OutSource International, Inc., a Florida corporation, its subsidiaries and its shareholders by providing incentives in the form of grants of stock options to key Employees, Non-Employee Directors and other persons who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key persons. This Plan is a continuation, in the form of an amendment and restatement, of an existing plan.

 2. DEFINITIONS. The following definitions shall apply to this Plan:

    a. "BOARD" means the board of directors of the Company.

    b. "CHANGE OF CONTROL" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of thirty percent or more of the total number of shares entitled to vote in the election of directors of the Board, (ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or
       (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors; provided, however, that a Change of Control shall not occur as a result of the financing provided by Triumph -Connecticut Limited Partnership and Bachow Investment Partners III, L.P.

    c. "CODE" means the Internal Revenue Code of 1986, as amended.

    d. "COMMITTEE" means the Stock Option Committee consisting solely of two or more Non-Employee Directors appointed by the Board. In the event that the Board does not appoint a Stock Option Committee, "Committee" means the Board.

    e. "COMMON STOCK" means the Common Stock of the Company, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 15 herein.

    f. "COMPANY" means OutSource International, Inc., and any wholly-owned subsidiary of OutSource International, Inc.

    g. "DATE OF GRANT" means the date specified in the resolution of the Committee authorizing the grant of the Option.

    h. "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company or any direct or indirect partially or wholly owned subsidiary thereof, whether as a director, officer, Employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.

    i. "EMPLOYEE" means any person employed as a core employee of the Company, excluding (i) any fee-for-service employee of the Company and (ii) any leased or temporary employee of the Company who would be cost of sales for financial reporting purposes.

    j. "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Common Stock as reported by The Nasdaq Stock Market on that date or, if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in THE WALL STREET JOURNAL. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

    k. "INCENTIVE STOCK OPTION" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

    l. "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not employed on an hourly or salaried full-time basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquires the Company.

    m. "NONQUALIFIED STOCK OPTION" means a stock option granted pursuant to the Plan that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

    n. "OPEN MARKET SHARES" shall mean those shares acquired on the open market or through any method other than the exercise of an Option. For purposes of Sections 5.b., 5.c., and 5.d. of the Plan, a Non-Employee Director shall be deemed to own any Open Market Shares either acquired and held by such Non-Employee Director, or by any Corporation which employs such Non-Employee Director, or by any Partnership in which such Non-Employee Director is a partner.

    o. "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

    p. "OPTION AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of an Option granted to the Recipient.

    q. "OPTION SHAREHOLDER" shall mean an Employee who has exercised his or her Option.

    r. "OPTION SHARES" means Shares issued upon exercise of an Option.

    s. "PLAN" means this OutSource International, Inc. Stock Incentive Plan, as amended and restated.

    t. "RECIPIENT" means an individual who receives an Option.

    u. "SHARE" means a share of the Common Stock, as adjusted in accordance with
       Section 10 of the Plan.

    v. "SUBSIDIARY" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

 3. ADMINISTRATION. This Plan will be administered by the Committee. The Committee has the exclusive power to select the Recipients of Options pursuant to this Plan, to establish the terms of the Options granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an Eligible Person warrants an Option under this Plan, and to determine the size and type of the Option. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any determinations made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith. Notwithstanding the foregoing, the Committee shall have no discretion with respect to the Options granted to Non-Employee Directors pursuant to Section 5 of the Plan.

 4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 1,040,000. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to such Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

 5. NON-EMPLOYEE DIRECTORS' GRANTS. Each Non-Employee Director shall receive Options as determined under this Section 5 without further action by the Board.

    a. INITIAL OPTIONS. Effective on the Date of Grant described below for each category of Non-Employee Director, the Company shall grant to each Non-Employee Director an Option to purchase 9,818 Shares ("Initial Option"):

       i. for a Non-Employee Director serving on the Board on September 2, 1997, the Date of Grant of the Initial Option shall be September 2, 1997.

       ii. for a Non-Employee Director elected by the shareholders of the Company subsequent to September 2, 1997, the Date of Grant of the Initial Option shall be the earlier of the date of such Non-Employee Director's election to the Board or the date on which such Non-Employee Director executes a written commitment to become a member of the Board;

       iii. for a Non-Employee Director appointed by the Board subsequent to September 2, 1997, the Date of Grant of the Initial Option shall be the earlier of the date such Non-Employee Director's appointment to the Board becomes effective or the date on which such Non-Employee Director executes a written commitment to become a member of the Board.

            The exercise price of each Initial Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the Initial Option; provided, however, that if the Date of Grant of an Initial Option occurs prior to the completion of an initial public offering of the Common Stock, the exercise price of such Initial Option shall be the Fair Market Value of the Common Stock on the date the initial public offering begins.

    b. FIRST ANNIVERSARY OPTIONS. Effective on the first anniversary of the Date of Grant of the Initial Option received by a Non-Employee Director, the Company shall automatically grant to such Non-Employee Director an Option to purchase 3,273 Shares ("First Anniversary Option") if such Non-Employee Director owns at least 3,273 Option Shares or Open Market Shares on the first anniversary of the Date of Grant of the Initial Option. The exercise price of each First Anniversary Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the First Anniversary Option.

    c. SECOND ANNIVERSARY OPTIONS. Effective on the first anniversary of the Date of Grant of the First Anniversary Option received by a Non-Employee Director, the Company shall automatically grant to such Non-Employee Director an Option to purchase 3,273 Shares ("Second Anniversary

       Option") if such Non-Employee Director has owned at least 3,273 Option Shares or Open Market Shares during the entire 12-month period ending on the first anniversary of the Date of Grant of the First Anniversary Option. The exercise price of each Second Anniversary Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the Second Anniversary Option.

    d. THIRD ANNIVERSARY OPTIONS. Effective on the first anniversary of the Date of Grant of the Second Anniversary Option received by a Non-Employee Director, the Company shall automatically grant to such Non-Employee Director an Option to purchase 3,272 Shares ("Third Anniversary Option") if such Non-Employee Director has owned at least 3,272 Option Shares or Open Market Shares during the entire 12-month period ending on the first anniversary of the Date of Grant of the Second Anniversary Option. The exercise price of each Third Anniversary Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the Third Anniversary Option.

    e. OPTION REQUIREMENTS. Each Option granted to a Non-Employee Director pursuant to this Section 5 will satisfy the following requirements:

       i. WRITTEN AGREEMENT. Each Option will be evidenced by an Option Agreement. The Option Agreement shall include a description of the substance of each of the requirements in this Section 5 and shall state that the Option is a Nonqualified Stock Option.

       ii. DURATION OF OPTION. One-third of each Initial Option shall expire on each of the first three anniversaries of the Date of Grant of the Initial Option. Each First Anniversary Option, Second Anniversary Option and Third Anniversary Option shall expire on the third anniversary of its Date of Grant. If the Recipient's services as a director of the Company terminate before the third anniversary of the Date of Grant of an Initial Option granted to such Recipient, the unexpired and unexercised portion of the Initial Option granted to such Recipient shall expire on the earlier of the date stated in this Section 5.e.ii. or the date stated in the applicable Section 5.e.iv, 5.e.v., or 5.e.vi of the Plan. If the Recipient's services as a director of the Company terminate for any reason before the third anniversary of the Date of Grant of a First Anniversary Option, Second Anniversary Option or Third Anniversary Option granted to such Recipient, the unexercised portion of such First Anniversary Option, Second Anniversary Option or Third Anniversary Option granted to such Recipient shall expire on the earlier of the date stated in this Section 5.e.ii. or the date stated in the applicable Section 5.e.iv., 5.e.v., or 5.e.vi. of the Plan.

       iii. VESTING OF OPTION. Each Option shall be 100 percent vested on the Date of Grant of the Option.

       iv. DEATH. In the case of the death of a Recipient prior to the termination of the Recipient's services as a director of the Company, the unexpired and unexercised portion of an Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 5.e.ii. above.

       v. DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of the Recipient's services as a director of the Company, the unexpired and unexercised portion of an Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of service as a director of the Company, or, if earlier, the date specified in Section 5.e.ii. above.

       vi. TERMINATION OF SERVICE AS A DIRECTOR. If a Recipient's services as a director of the Company are terminated for any reason other than death or disability, the unexpired and unexercised portion of an Option granted to the Recipient shall expire 90 days after termination of the Recipient's services as a director of the Company, or, if earlier, the date specified in Section 5.e.ii. above.

 6. DISCRETIONARY GRANTS. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Option under this Plan. The Committee's grant of an Option to a Recipient in any year does not require the Committee to grant an Option such Recipient in any other year. Furthermore, the Committee may grant different Options to different Recipients and has full discretion to choose whether to grant Options to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Options. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise will not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment of any Recipient. Each Option granted to a Recipient pursuant to this Section 6 will satisfy the following requirements:

    a. WRITTEN AGREEMENT. Each Option will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement shall include a description of the substance of each of the requirements in this Section 6 with respect to that particular Option.

    b. NUMBER OF SHARES. Each Option Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

    c. EXERCISE PRICE. Except as provided in Section 6.j., the exercise price of each Share subject to an Incentive Stock Option shall equal the exercise price designated by the Committee on the Date of Grant, but shall not be less than the Fair Market Value of the Share on the Incentive Stock Option's Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option shall equal the exercise price designated by the Committee on the Date of Grant.

    d. DURATION OF OPTION. Except as provided in Section 6.j., an Incentive Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Incentive Stock Option at grant. Except as provided in Section 6.j., a Nonqualified Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the Nonqualified Stock Option at grant. If the Recipient's employment with the Company terminates before the expiration date of an Option granted to the Recipient, the Option shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section 6.

    e. VESTING OF OPTION. Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

    f. DEATH. In the case of the death of a Recipient, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 6.d. above. During the one-year period following the Recipient's death, the Incentive Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under
       Section 15 herein. In the case of the death of a Recipient, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 15 herein.

    g. DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in Section 6.d. above. During the one-year period following the Recipient's termination of employment or affiliation by reason of disability, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 15 herein.

       In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 15 herein.

    h. RETIREMENT. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, an Incentive Stock Option granted to the Recipient shall expire 90 days after the last day of employment, or, if earlier, on the date specified in Section 6.d. above. During the 90-day period following the Recipient's normal retirement, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 15 herein.

       If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, a Nonqualified Stock Option granted to the Recipient shall expire 90 days after the last day of employment, or, if earlier, on the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 15 herein.

    i. TERMINATION OF SERVICE. If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), an Incentive Stock Option granted to the Recipient shall expire 90 days after the Recipient's last day of employment or affiliation with the Company, or, if earlier, on the date specified in Section 6.d. above, unless the Committee sets an earlier expiration date in establishing the terms of the Incentive Stock Option at grant. During the 90-day period following the termination of the Recipient's employment or affiliation with the Company, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the date of termination, subject to any adjustment under Section 15 herein.

       If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), a Nonqualified Stock Option granted to the Recipient shall expire 90 days after the Recipient's last day of employment or affiliation with the Company, or, if earlier, on the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's last day of employment or affiliation with the Company. During the period following the termination of the Recipient's employment or affiliation with the Company, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the date of termination, subject to any adjustment under Section 15 herein.

       Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

    j. TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

    k. MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

 7. [Reserved]

 8. CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the tenth day after the effective date of the Change of Control. If the Board votes to immediately terminate the Options, it shall make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

 9. CONDITIONS REQUIRED FOR EXERCISE. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the Option Agreement. Furthermore, Options granted to Employees under the Plan shall be exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 14 of the Plan. Each Option Agreement shall specify any additional conditions required for the exercise of the Option.

10. METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 14 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check, or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price, or by delivery of a notice instructing the Company to deliver the shares being purchased to a broker subject to the broker's delivery of cash to the Company equal to the purchase price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

11. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral and be subject to such repayment terms and interest rate as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

12. DESIGNATION OF BENEFICIARY. Each Recipient shall designate, in the Option Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Option Agreements.

13. TRANSFERABILITY OF OPTION.

    a. NONQUALIFIED STOCK OPTION. To the extent permitted by tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject, a Recipient of a Nonqualified Stock Option may transfer such Option to (i) the Recipient's spouse, child, grandchild or parent, (ii) a trust for the benefit of the Recipient's spouse, child, grandchild or parent, or (iii) a partnership whose partners consist solely of the Recipient's spouse, child, grandchild or parent, unless provided otherwise by the Committee in establishing the terms of such Option at the Date of Grant.

    b. INCENTIVE STOCK OPTION. An Incentive Stock Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Incentive Stock Option are exercisable only by the Recipient. This
       Section 13.b. shall apply to an Incentive Stock Option granted under the Plan only so long as Code Section 422 (or a successor Code provision) requires application of this restriction on transferability. In the event that this Section 13.b. no longer applies to an Incentive Stock Option granted under this Plan, such Option shall be subject to Section 13.a. of the Plan.

14. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes with respect to any Option under this Plan.

    Options can be granted, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

    Each person who acquires the right to exercise an Option may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

    With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

15. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Employees under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

16. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Option.

17. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Recipient to whom the Option was granted or the holder currently entitled to exercise it.

18. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

19. DURATION OF PLAN. Options may be granted under this Plan only during the 10-year period ending December 22, 2005.

20. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

21. EFFECTIVE DATE. Except as otherwise provided in this Section 21, the effective date of this Plan, as amended and restated, shall be September 2, 1997. Section 7 of this Plan, as amended and restated, shall be effective October 24, 1997, and the corresponding prior provision of the Plan shall apply before October 24, 1997.

                         OUTSOURCE INTERNATIONAL, INC.
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 1998
                                     PROXY



     The undersigned shareholder hereby appoints Paul M. Burrell, Robert A. Lefcort, David H. Hinze, or any of them, attorneys and provides for the undersigned with power of substitution in each to act for and to vote, as designated on the reverse, with the same force and effect as the undersigned, all shares of Outsource International, Inc. Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida at 10:00 a.m. on Friday, May 8, 1998 and at any adjournments thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL GRANT AUTHORITY TO THE PROXY HOLDERS TO VOTE ON BEHALF OF THE UNDERSIGNED SHAREHOLDER AND WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" THE OTHER PROPOSALS.

     IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXY HOLDERS' BEST JUDGEMENT AS TO ANY OTHER MATTER.


-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE


1. ELECTION OF DIRECTORS.
   NOMINEES:  Robert E. Tomlinson, David S. Hershberg      2. APPROVAL OF AMENDMENT TO    FOR  AGAINST  ABSTAIN
                                                              STOCK OPTION PLAN           [ ]    [ ]      [ ]
                     FOR            WITHHELD
                     [ ]               [ ]                 3. RATIFY DELOITTE & TOUCHE LLP
                                                              AS INDEPENDENT AUDITORS
                                                              FOR FISCAL YEAR 1998        FOR  AGAINST  ABSTAIN
                                                                                          [ ]    [ ]      [ ]

[ ] _______________________________________
    For both nominees except as noted above
                                                           MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

                                                           MARK HERE IF ADDRESS CHANGE AND NOTE AT LEFT   [ ]


                                                           IMPORTANT: Please mark, date, and sign exactly as
                                                           your name appears hereon, joint owners should each
                                                           sign. If the signer is a corporation, please sign
                                                           in full corporate name by a duly authorized officer.
                                                           Executors, administrators, trustees etc. should
                                                           give full title as such.


Signature:___________________________ Date:__________Signature:_________________________ Date:_____________